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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Forms S-8 (file Nos. 333-67444, 333-67448, 333-72603, 333-35355, 333-10505 and 333-10507) and on Forms S-3 (File Nos. 333-59390, 333-44218, 333-00667, 33-89226 and 33-69080) of Quidel Corporation and in the related Prospectuses of our report dated January 30, 2004 (except for the seventh through ninth paragraphs of Note 5, as to which the date is March 12, 2004), with respect to the consolidated financial statements and schedule of Quidel Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Diego, California
March 12, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS